SOFTWARE DEVELOPMENT AGREEMENT

As between the Parties:

Engage IT Services Srl with registered office situated Via Pertini 13, 43036 Fidenza (PR), Italy, - PI 02761360342 – represented by Mr. Luca Pasquini, its Director provided with the necessary power and authority to enter into this Agreement, hereinafter "the Provider".

and

Elys Gameboard Technologies LLC with registered office situated at 611 Gateway Blvd, Suite 120, San Francisco, California 94080, USA – IRS 30-0956064 represented by Mr. Michele Ciavarella, its Sole Member provided with the necessary power and authority to enter into this Agreement, hereinafter "the Customer".

both parties hereinafter collectively referred to as “the Parties” and individually as “Party”.

Provided that:

1. The Provider wishes to provide to the Customer and the Customer wishes to engage the Provider to deliver the services set forth in Article 2.2 (the “Services”).

2.  The Services are designed to meet the interests of the Customer and must be configured as requested by the Customer.

Now therefore the Parties have stipulated and agree as follows:

1.	INTRODUCTION

The introduction is an integral and essential part of this Agreement

2.	OBJECT OF THE AGREEMENT

2.1.	General

2.1.1. The proposal of this Agreement will comprise all of the Services that the Provider undertakes to provide with the standards and service levels established by its own organization, resources, personnel and technical expertise that are necessary and sufficient to provide the Services described below.

2.1.2. The proposal of the Agreement also covers all preparation and ancillary planning necessary or useful to carry out the Services including but not limited to meetings, travel, etc. at the rates set forth in Article 12.

The Services carried out by the Provider must be authorized in writing by the Customer with the sole exception of those activities that have urgency or needed to avoid risks or damage to software.

2.2.	Services

2.2.1	Software development and Support

•	Development of gaming software - Self Service Betting Terminal (SSBTs/Kiosk) for Sports Wagering Operators;
•	Development of gaming software - Point of Sale (POS) for Sports Wagering Operators;
•	Development of Odds-Viewing System (Odds Swings)
•	Maintenance and Support (“first month”)

3.	CONTENT OF THE PERFORMANCE OF THE PROVIDER

3.1. Throughout the term of this Agreement, the Provider undertakes to perform the Services, with respect to the Services to be provided to Customer, with the standards and levels of service established within the agreed period of time.

3.2.  To provide all services covered by this Agreement, the Provider undertakes to:

-	carry out the necessary activities,
-	provide the resources in terms of personnel and materials,

-   make the connection to the telecommunications networks of the Customer and provide the appropriate professionals to put into operation and manage the Customer Information System.

3.3.  Under the present Agreement, the Provider will be entitled to offer to Customer - and the Customer will have the right to accept - additional services not covered in Article 2. For these additional services the Parties will mutually agree on the fees for such additional services. Such services will be governed, in all matters not specifically agreed to by the Parties, by the terms of this Agreement.

4.	RESOURCES AND COOPERATION OF THE CUSTOMER

The Customer shall promptly provide product specifications, documentation, information, and all relevant data required by the Provider in the execution of this Agreement.

5.	LOCATION OF THE PROVISION OF SERVICES

The services will be provided by the Provider in its premises and in those of the Customer.

6.	RESPONSIBILITY AND PROVIDER'S WARRANTY

6.1.  The Provider is responsible for any irregularities and defects of its performance and abnormalities on any software application developed by the Provider. Any errors or omissions committed by Customer - including the transfer of data to Provider - or software malfunction or hardware configurations solely attributable to the Customer or if the information programs are not used by the Customer in accordance with the instructions provided by the Provider or if the Customer has modified its information environment, networks, servers and workstations without informing the Provider or has otherwise given incorrect or incomplete information to the Provider, are expressly excluded.

6.2.  The Provider warrants to the Customer that for the provision of the Services it will rely on professionals in sufficient number and appropriate expertise to deliver the Services.

6.3. The Provider undertakes to respect and ensure compliance by its employees, who have access to the Customer's premises, to rules of conduct and safety regulations (which will be provided in advance and in writing by the Customer).

7.	LIMITATION OF THE LIABILITY OF THE PROVIDER

7.1.  The maximum penalty against the contractual liability of the Provider under this Agreement provided that such liability results from willful or negligent breach of the Agreement by the Provider, will not exceed 5% of the annual compensation paid to the Provider under this Agreement. The Provider will not be liable for any contractual or extra-contractual liability for any direct or indirect damage suffered by the Customer or any third party resulting from the use or non-use of the programs or Services.

7.2.    The Provider is not liable for the proper operation and performance warranted by the producers of the basic software used to create the operating environment and management (e.g. operating system, database software, network software, e-mails, packages of various kinds (ERP, etc.), applications developed in-house by the Customer or a third party on behalf of the Customer with the exception of those developed by the Provider.

7.3.  With regard to "Antivirus" products, no warranty is offered by the Provider on the effectiveness of the software product chosen by the Customer and installed in its environment against new and unknown viruses in addition to the guarantee given by the producer. It is the Provider's obligation to make its selection and acquisition based on their sole knowledge and expertise - where required -of reliable products available on the market or to upgrade those installed by the Customer. In latter case, the Provider and the Customer agree on the contractual scheme suitable to proceed with this activity.

7.4.	The occurrence of the following shall be exempt from liability:
-	The consequences of force majeure, embargoes, acts of war, pandemics, acts of the public authorities and measures with the exception of the measures taken by the Judiciary for non-compliance through binding rules;
-	The interruption of electricity, unless it is due to default to the Provider;
-	The interruption, suspension or deletion of connections to the lines of communication offered by the Provider;
-	The strikes of the third parties involved in the provision of services related to this Agreement, including the staff of the Customer and of the Provider.

In all these cases, the Parties will do everything reasonable within their power to ensure the most expeditious and timely fulfillment of contractual obligations, not just removing the cause of suspension. In any case the service levels measured do not take account of these interruptions.

8.	RESPONSIBILITIES AND OBLIGATIONS OF THE CUSTOMER

8.1. The Customer agrees to make available to the Provider members of the Customer’s staff needed to analyze the environment in which the services are to be performed. The Customer will also provide the necessary personnel to interface with the end-user for the performance of all Services in all locations of the Customer or of the Provider.

8.2. The Customer will enter into contracts with third party suppliers, upon the reasonable request of the Provider, for the acquisition of hardware, software or ancillary services necessary or useful for delivery of Services.

8.3. The Customer is also responsible for making the data available to the Provider and for the completeness of the hardware and software configurations and performance measures of its information system that are required for the delivery of the Services.

8.4.  If the Customer installs equipment of the Provider at its own premises, the Customer will:

-	Keep these devices in optimal working conditions,
-	maintain all licenses, permits and certifications required for the use of these locations (e.g. building permits, licenses of occupancy, fire clearance, etc.), and are responsible for all expenses, taxes, fines and expenses necessary for the maintenance of such licenses and permits or derivative works with respect to relations with the authorities empowered to issue the same,
-	respond to deterioration or loss (including fire and theft) of equipment and related software even if caused by third parties,
-	reimburse Provider for expenses incurred in replacement and repair of equipment and related software.

9.  SOFTWARE REQUIRED TO PROVIDE SERVICES

9.1. The Software is the property of the Provider and will be granted to the Customer with non-exclusive license with a term equivalent to the term of this Agreement.

9.2. It is also the obligation of the Customer, unless otherwise agreed, to provide coverage of all necessary servicing, maintenance, modification, testing and validation of the application software owned by the Customer.

In the event of any change or modification by the Customer of the application software or if any update to other basic software becomes necessary, the Customer and the Provider will jointly evaluate the effort required in terms of time and cost.

10.  OWNERSHIP OF THE RIGHTS OF SOFTWARE AND HARDWARE USED

10.1.  The Customer acknowledges and agrees that Provider retains its rights in the Gaming Software and all subsequent copies and modifications of the Gaming Software.

10.2. The Customer acknowledges that all title and copyrights in and to the Gaming Software the accompanying printed materials, and any copies of the Gaming Software are developed, owned or licensed by the Provider.

10.3. The Customer acknowledges and agrees that any suggestions or contributions made by Customer or its employees or agents that are incorporated into subsequent versions of the Gaming Software shall be the sole and exclusive property of Provider or of any third-party owner indicated in writing by Provider.

10.4.  For the avoidance of doubt, no proprietary rights are being transferred in this Agreement but strictly only a license to use. Nothing in this Agreement shall give the Customer any interest in any Intellectual Property Rights in the Gaming Software or any goodwill associated therewith, except as expressly licensed hereunder and Customer hereby acknowledges that it shall acquire no interest in respect thereof and, that all such interests and goodwill are and shall remain vested in the Provider.

10.5. For the duration of the Agreement the Customer will have the right to decide, in consultation with the Provider, the acquisition of new basic software and environment, as well as the application, replacing and I or adding to the apparatus already in operation. In this case, the Provider and the Customer agree on the appropriate contractual framework with which to purchase the software.

10.6. Outsourcing of the Services described in this Agreement to third parties by the Provider is not permitted without the express written permission of the Customer.

10.7. The Supplier may improve the efficiency of the performance of its activities, provided that such actions will not have a negative impact on service levels and activities of the Customer. For this purpose, the Supplier will work in conjunction with the Customer to evaluate the possible consequences of such actions on the activities of the Customer. In any case, the Customer will not be charged extra fees far modifications to be adopted by the Supplier in order to optimize its performance.

11.	CONFIDENTIALITY

11.1.   The Customer must take care to establish the range of permissions and passwords to access the information system, along with the Provider to establish the operating system and safety procedures when accessing data, transactions and communications networks. The Provider will ensure that procedures for its employees regarding the secrecy and confidentiality of the data, information, knowhow, software that will be in place with respect to this Agreement, as well as the secrecy and confidentiality of the documents, of whatever nature, prepared by the Customer or third parties (including employees and promoters) in the interest of the Customer.

11.2.   The Provider and the Customer are required to take the necessary safety and protection measures, both within their organization, and in the conduct of activities involving contact with third parties, to ensure the confidentiality of data.

11.3.   The data and programs that the Customer assigns to the Provider are reserved.

11.4.   It should not be considered secret information when the subjects which they have received:

-	are already in lawful possession as a matter of normal course,

-  have received an authorization from third parties to transfer them validly and without the constraint of subjection to secrecy.

12.	REMUNERATION

12.1. The remuneration provided for the Services by the performance of the Provider as detailed to Article 2.2.1 (Software development and Support), is determined according to 2,600 hours for month at EUR 50/hour for a maximum of 7,800 hours plus the mutually agreed sum for the additional services required.

The Provider shall be reimbursed for travel and other reasonable expenses subject to the prior approval of the Customer.

13.	METHOD OF INVOICE

13.1.  The Provider will invoice the Customer in advance, for the services listed in article 2.2.1 of this agreement. The payment must be made in full and lump-sum payment.

13.2. The amounts mentioned above do not include Value Added Tax. The Customer will pay the Value Added Tax on the invoices of the Provider to the extent and in the manner prescribed by law.

14.	TERMS OF THE CONTRACT

14.1. This Agreement shall commence from the date of signing and expire on August 31, 2021.

15.	PROHIBITION OF COMPETITION

15.1.  The Provider and the Customer undertake not to carry out in any way - directly or indirectly –unfair competitive practices to the detriment of the other.

15.2. The Parties undertake not to employ or solicit for employment any member of the staff of the other Party without first obtaining written permission from the latter during the period of duration of the Agreement and in the twelve months following its termination.

16.	RESOLUTION AND WITHDRAWAL OF PARTIES

16.1. In the event of the failure by Provider or Customer to fulfill its obligations under this Agreement the other Party may give notice in writing, to the defaulter to remedy the situation within a maximum of 30 days. In the event that the defaulting Party has not remedied the default within 30 days, the other Party will be able to terminate this Agreement on written notice to the defaulting party.

16.2. As of notice of termination or withdrawal of the Customer, or from the date of expiry of the Agreement - subject to the provisions,

only in the event of cancellation, of the compulsory purchase of equipment essential to the provision of services - the Provider will provide the assistance that the Customer may reasonably request in writing to ensure that the operation of the information system can continue without interruption and to facilitate the orderly transfer of the services to the person designated by the Customer. The Provider, in particular, will continue to run after receipt of the notice of the resolution, those services being performed and which the Customer in good faith could reasonably ask for the continuation, with the payment of the costs due for the services that will be made as a result of this request.

17.	DATA PRIVACY

17.1.  The Customer warrants to the Provider that all data that is transferred to the Provider for the management of its information system has been legally acquired in accordance with the current legislation and appoints the Provider to process and use this data in accordance with the instructions given by the Customer in writing. The Provider may therefore lawfully carry out the processing and use of any personal data that is provided by the Customer in performance of this Agreement.

17.2 The Customer will indemnify the Provider from any damage, claim, cost or expense that may arise, either directly or by third parties, as a result of a breach of the obligations of the Customer under this Agreement.

18.	JURISDICTION

18.1.   For any dispute concerning the validity, performance or termination of this Agreement the Court of Parma (Italy) will be the exclusive territorial jurisdiction and the Italian Law will apply.

19.	NOTICES

19.1. All notices and other communications related to this Agreement will be made in writing and will be sent by email to the address specified below or at such other address as the Party that receives the notification will indicate in a notice to the other Party:

Provider: engageitservices@pec.it

Customer: m.ciavarella@elysgame.com

20.	AMENDMENT OR ADDENDUM

20.1.   No amendment or addendum to this Agreement will be effective between the Parties unless it is specifically approved in writing by both parties.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf as of June 1st, 2021. Parma, Italy

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Elys Gameboard Technologies LLC Engage IT Services Srl

By:/s/Michele Ciavarella	By:/s/Luca Pasquini
Name:Michele Ciavarella	Name:Luca Pasquini
Title:Its Sole Member	Title:VP of technology
Date:7/10/2021	Date:7/9/2021

Elys Game Technology, Corp.

By: /s/ Michele Ciavarella

Name: Michele Ciavarella, B.Sc.

Title: Executive Chairman

Date: 7/10/2021

By: /s/ Mark korb

Name: Mark Korb

Title: CFO

Date:

7/11/2021